EXHIBIT 10.2

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is dated as of the __ day of ______, 2011 by and among CNL Properties Trust, Inc., a Maryland corporation (the “Company”), UMB Bank, N.A. (the “Escrow Agent”) and CNL Securities Corp. (the “Managing Dealer”). This Agreement shall be effective as of the effective date of the Company’s registration statement filed with the Securities and Exchange Commission containing the Prospectus (as defined below) (the “Effective Date”).

WHEREAS, the Company proposes to offer and sell, on a best-efforts basis through the Managing Dealer and selected broker-dealers that are registered with the Financial Industry Regulatory Authority or that are exempt from such broker-dealer registration (the Managing Dealer and such selected broker-dealers are hereinafter referred to collectively as the “Soliciting Dealers”) up to 300,000,000 shares of common stock of the Company (the “Shares”) to investors (the “Offering”) pursuant to a prospectus filed with the Securities and Exchange Commission as part of a registration statement on Form S-11 File no. 333-168129, as amended from time to time (the “Prospectus”);

WHEREAS, the Company has agreed that the subscription price paid by subscribers for Shares will be refunded to such subscribers if subscriptions and payment for an aggregate of at least $2,000,000 in Shares of the Company have not been received on or before the date that is one year from the Effective Date (the “Outside Date”);

WHEREAS, the Company desires to establish an escrow account as further described herein in which funds received from subscribers will be deposited until the Outside Date or such earlier date on which subscriptions and payment for at least $2,000,000 in Shares have been received, and the Escrow Agent is willing to serve as escrow agent for such account upon the terms and conditions herein set forth;

WHEREAS, in order to subscribe for Shares, a subscriber must deliver an executed subscription agreement in substantially the form provided in the Prospectus along with the full amount of its subscription, subject to volume or other discounts, as applicable: (i) by check in U.S. dollars or (ii) by wire transfer of immediately available funds in U.S. dollars (collectively, the “Payment”). The Company shall instruct any Soliciting Dealers that any such wire transfers shall be in accordance with the wire transfer instructions set forth in Section 8 of this Agreement herein which wire instructions may be changed by written notice pursuant to Section 7 of this Agreement; and

WHEREAS, the Escrow Agent has engaged Boston Financial Data Services, Inc., a Massachusetts corporation (the “Processing Agent”), to receive, examine for “good order” and facilitate subscriptions into the Escrow Account as further described herein and to act as record keeper, maintaining on behalf of the Escrow Agent the ownership records for the Escrow Account. In so acting, the Processing Agent shall be acting solely in the capacity of agent for the Escrow Agent and not in any capacity on behalf of the Company or the Managing Dealer;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties covenant and agree as follows:

1.

Establishment of Escrow Account. On or prior to the commencement of the Offering, the Company shall establish a non-interest-bearing escrow account with the Escrow Agent, which escrow account shall be entitled “Escrow Account for the Benefit of Subscribers to Shares of CNL Properties Trust, Inc.” (the “Escrow Account”). All monies deposited in the Escrow Account are hereinafter referred to as the “Escrowed Funds.

2.

Deposits into the Escrow Account. Until the first to occur of (a) the Initial Closing Date (as defined in Section 4(a) below) or (b) the Outside Date, persons subscribing to purchase Shares will be instructed by the Company and the Soliciting Dealers to make checks for subscriptions payable to the order of “UMB Bank, N.A., as Escrow Agent for CNL Properties Trust, Inc.” Any Payments received prior to the time, if any, that the Escrowed Funds are deliverable to the Company pursuant to the provisions of Section 4(a) below that are made payable to a party other than the Escrow Agent shall be returned to the Soliciting Dealer who submitted the Payment. The Managing Dealer may authorize certain Soliciting Dealers that are “$250,000 broker-dealers” to instruct their customers to make their Payments for Shares subscribed for payable directly to such Soliciting Dealers. In such case, the Soliciting Dealer will collect the proceeds of the subscribers’ Payments and issue a Payment made payable to the order of the Escrow Agent for the aggregate amount of the subscription proceeds, which proceeds shall be deposited the same as other Payments pursuant to this Section. All Payments made by check and received in good order shall be remitted to the Processing Agent at CNL Properties Trust, Inc., c/o UMB Bank, N.A./Boston Financial Processing Agent, P.O. Box 8337, Boston MA 02266-8337 and shall be promptly deposited in the Escrow Account. All Payments made by wire transfer shall be transmitted directly to the Escrow Account pursuant to the wire instructions provided herein. Until the occurrence of the Initial Closing Date (as defined below) the Company is not entitled to any funds received into the Escrow Account, and no amounts deposited in the Escrow Account shall become the property of the Company or the Escrow Agent, or be subject to the debts or offsets of the Company or the Escrow Agent.

3.	Collection Procedure for Payments.

(a)

The Escrow Agent is hereby instructed by the Company to forward each Payment for Federal Reserve Bank clearing and upon collection of the proceeds of each Payment, to deposit the collected proceeds into the Escrow Account.

(b)

The Escrow Agent will timely notify the Company in writing via mail, email or facsimile of any Payment returned unpaid, and the Escrow Agent is authorized to debit the Escrow Account in the amount of such returned Payment.

(c)

In the event that the Company or any agent acting on behalf of the Company rejects any subscription for Shares and the Payment for such Shares has already been collected by the Escrow Agent, the Escrow Agent shall, upon receipt from the Company of written notice of such rejection, promptly issue a refund payment to the rejected or withdrawing subscriber. If the Escrow Agent has not yet collected the Payment for such subscription but has submitted such subscription for clearing, the Escrow Agent shall promptly issue a refund payment in the amount of such Payment to the rejected or withdrawing subscriber only after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted the Payment relating to the subscription of the rejected or withdrawing subscriber, the Escrow Agent shall promptly remit such Payment to the drawer of the Payment submitted by or on behalf of the subscriber.

(d)

In the event that money is deposited into the Escrow Account in error, the Escrow Agent shall notify the Company in writing via mail, email or facsimile of any such error and promptly issue a refund payment to the appropriate party only after the Payment has cleared.

4.	Distribution of Escrowed Funds.

(a)

Upon receipt of a written notice from the Company to the Escrow Agent by 3:00 P.M. Eastern Time that the Company has subscriptions for at least $2,000,000 in Shares, and contingent upon the prior day’s notification by the Company to the Escrow Agent of the Company’s best efforts at an estimate of the amount of funds anticipated to be released from the Escrow Account, the Escrow Agent will release that day from the Escrow Account to the Company (or otherwise will release within one Business Day (as defined herein) following receipt by Escrow Agent of such notice), all Escrowed Funds therein (such date of release is referred to in this Agreement as the “Initial Closing Date”). An affidavit or certification from an officer of the Company to the Escrow Agent stating that at least $2,000,000 in Shares have been timely sold, shall constitute sufficient evidence for the purpose of this Agreement that such event has occurred (the “Subscription Affidavit”). The Subscription Affidavit shall indicate (i) the date on which at least an aggregate of $2,000,000 in Shares were sold (the “Break Escrow Date”) and (ii) the actual total number of Shares sold as of the Break Escrow Date. The Escrow Account shall be closed after the Initial Closing Date pursuant to Section 4(c) below.

(b)

If the Escrow Agent has not received a Subscription Affidavit on or prior to the Outside Date, the Escrow Agent shall return the Escrowed Funds to the Processing Agent for further delivery to the respective subscribers in amounts equal to the subscription amount theretofore paid by each of them, without deduction, penalty or expense to the subscriber. The Escrow Agent shall notify the Company of any such return of subscription amounts. The purchase money returned to each subscriber shall be free and clear of any and all claims of the Company orthe Escrow Agent or any of their creditors.

(c)

The Escrow Account shall be closed upon distribution of the Escrowed Funds under the foregoing provisions of this Section 4; provided, however, any Payments deposited into the Escrow Account after the Break Escrow Date shall be promptly sent to Boston Financial Data Services, Inc. as the transfer agent for the benefit of the Company.

5.	Liability of the Escrow Agent.

(a)

In performing any of its duties under this Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses, or expenses that the Escrow Agent may incur as a result of so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages arising out of its negligence, willful default or misconduct under this Agreement. Accordingly, the Escrow Agent shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel that is given with respect to any questions relating to their duties and responsibilities hereunder, or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Escrow Agent believes such document to be genuine.

(b)

The Company hereby agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements that may be incurred by as a result of any act or omission of the Company; provided, however, that the Company shall not indemnify the Escrow Agent for any losses, claims, damages, or expenses arising directly out of such the Escrow Agent’s negligence, willful default or misconduct, or the negligence of willful misconduct of any agent of the Escrow Agent.

(c)

If a dispute ensues between any of the parties hereto that, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction, all money or property in its possession or control under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement. Any such legal action may be brought in any such court as the Escrow Agent shall determine to have jurisdiction thereof. The Company shall indemnify the Escrow Agent against their reasonable court costs and attorneys’ fees incurred in filing such legal proceedings.

6.

Inability to Deliver. In the event that Payments for subscriptions are not cleared through normal banking channels according to the regular Federal Reserve Bank clearing schedule, the Escrow Agent shall notify the Company.

7.

Notice. All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent via overnight delivery by a recognized overnight courier such as Federal Express, given by facsimile confirmed by telephone call or deposited for mailing, first class, postage prepaid, registered or certified mail, as follows:

If to the subscribers for Shares:	To their respective addresses as specified in their subscription agreements.

If to the Company:	CNL Properties Trust, Inc. 450 South Orange Avenue, 12th Floor Orlando, Florida 32801 Attention: Holly Greer, General Counsel Facsimile: (407) 540-2500

If to the Escrow Agent:	UMB Bank, N.A. 1010 Grand Blvd., 4th Floor Mail Stop: 1020409 Kansas City, Missouri 64106 Attention: Lara L. Stevens, Corporate Trust Facsimile: (816) 860-3029

8.	Wire Transfer Instructions. Any Payment made by subscribers for Shares by wire transfer shall be made pursuant to the following wire transfer instructions:

[INSERT WIRE INSTRUCTIONS.]

9.

Fees to Escrow Agent. In consideration of the services to be provided by the Escrow Agent hereunder, the Company agrees to pay a fee to the Escrow Agent in the amount of $2,500 for the first two months of the escrow and $750 per month thereafter. The initial two months fee covers the Escrow Agent’s fees for acceptance and review of the documents. The Company shall notify the Escrow Agent of the Effective Date.

10.	General.

(a)

This Agreement shall be interpreted, construed and enforced in all respects in accordance with the internal laws of the State of Maryland applicable to contracts to be made and performed entirely in said state.

(b)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(c)

This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

(d)

This Agreement may be amended, modified, superseded or cancelled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver in any one or more instances by any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

(e)

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action, or suit in the appropriate court of law.

(f)

The Escrow Agent may rely conclusively on and shall not be required to make any independent inspection or investigation in connection therewith any electronic communication, resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, affidavit, letter, telegram or paper or other document received by it, provided for under this Escrow Agreement.

(g)	This Agreement shall inure to the benefit of the parties hereto and their respective administrators, successors, and assigns.

(h)

As used in this Agreement, the term “Business Day” means any day except Saturday, Sunday or a day on which commercial banks in New York, New York or Kansas City, Missouri are not closed in respect of a federal or state holiday.

11.

Representation of the Company. The Company hereby acknowledges that the status of the Escrow Agent with respect to the offering of the Shares is that of an agent solely of the Company only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Escrow Agent, by serving as an agent hereunder or otherwise, has investigated the desirability or advisability of an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares, nor shall the Company use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than by acknowledgement that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

12.

Licenses and Qualifications. From and after the Effective Date, Escrow Agent shall obtain, and continue to maintain until the termination of this Agreement, any and all required licenses and qualifications necessary or desirable to perform the services and obligations contemplated by this Agreement.

13.

Resignation of Escrow Agent. If, at any time, any attempt is made to modify this Agreement without the prior written agreement of the Escrow Agent in a manner that would increase the duties and responsibilities of the Escrow Agent, or to modify the Agreement in any manner that the Escrow Agent shall deem undesirable, the Escrow Agent may resign by notifying the Company. Such resignation shall become effective on the earlier to occur of (i) the acceptance by a successor Escrow Agent or (ii) sixty (60) days following the date upon which notice was mailed. Until such time as the Escrow Agent has resigned in accordance herewith, the Escrow Agent shall perform its duties hereunder in accordance with the terms of this Agreement.

14.

Force Majeure. The Escrow Agent shall not be responsible for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, communication service, accidents, labor disputes, acts of civil or military authority, or governmental actions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CNL PROPERTIES TRUST, INC.

By:
Name:
Title:

UMB BANK, N.A.

By:
Name:	[Teresa Wright]
Title:	[INSERT]

CNL SECURITIES CORP.

By:
Name:	Timothy J. Seneff
Title:	Chief Executive Officer